SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2003

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (757) 365-3000

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

Smithfield Foods, Inc. (the “Registrant”) hereby makes the following “Other Events” disclosure:

As of April 4, 2003, the Registrant and the lenders under its multi-year credit facility and certain of its senior secured note loan agreements entered into amendments to these agreements. Copies of the amendments are filed as exhibits to this report. The Registrant requested the amendments due to continuing unfavorable market conditions and its recent operating results. The amendments provide, among other things, for grid based increases in applicable interest rates and flexibility to allow additional borrowings for (i) liquidity purposes and (ii) other general corporate purposes, including possible acquisitions. The Registrant has not entered into any acquisition agreements at this time, but as previously disclosed, has expressed interest in a transaction involving certain assets of Farmland Industries, Inc. and its subsidiaries, currently debtors-in- possession in Chapter 11 proceedings pending in Kansas City, Missouri.

ITEM	7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

Exhibit Number	Description
10.1

Amendment Agreement No. 3 dated as of April 4, 2003 among Smithfield Foods, Inc. and each of the Holders listed on Annex No. 1 thereto, relating to the Amended and Restated Note Purchase Agreement dated as of October 31, 1999, as amended, relating to $196,882,354 in senior secured notes, series B through H (filed herewith).

10.2

Amendment Agreement No. 3 dated as of April 4, 2003 among Smithfield Foods, Inc. and each of the Holders listed on Annex No. 1 thereto, relating to the Amended and Restated Note Purchase Agreement dated as of October 27, 1999, as amended, relating to $225,000,000 in senior secured notes, series I through L (filed herewith).

10.3

Amendment Agreement No. 3 dated as of April 4, 2003 among Smithfield Foods, Inc. and each of the Holders listed on Annex No. 1 thereto, relating to the Amended and Restated Note Purchase Agreement dated as of June 2, 2000, as amended, relating to $100,000,000 in senior secured notes, series M through N (filed herewith).

10.4

Amendment Agreement No. 2 dated as of April 4, 2003 among Smithfield Foods, Inc. and each of the Holders listed on Annex No. 1 thereto, relating to the Amended and Restated Note Purchase Agreement dated as of June 2, 2000, as amended, relating to $55,000,000 in senior secured notes, series O through P (filed herewith).

10.5

Amendment No. 3 dated as of April 4, 2003 among Smithfield Foods, Inc., the Subsidiary Guarantors party thereto, and J.P.Morgan Chase Bank, as Collateral Agent, relating to the Registrant’s multi-year revolving credit facility (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SMITHFIELD FOODS, INC. (Registrant)

By:	/s/ DANIEL G. STEVENS
(Signature) Daniel G. Stevens Vice President and Chief Financial Officer

Dated: April 11, 2003